Exhibit (a)(5)(iii)

Contact:

Susan Ferris

Investor Relations

(650) 266-3200

FOR IMMEDIATE RELEASE

Cell Genesys Announces Results of its “Modified Dutch Auction” Tender Offer

SOUTH SAN FRANCISCO, Calif., December 17, 2008 — Cell Genesys, Inc. (NASDAQ: CEGE) today announced the results of its “Modified Dutch Auction” tender offer for a portion of its outstanding 3.125% Convertible Senior Notes due 2011. The offer expired at 5:00 p.m., ET, on Tuesday, December 16, 2008.

In accordance with the terms and conditions of the tender offer, and based on the count by U.S. Bank National Association, the depositary for the tender offer, Cell Genesys expects to accept for payment approximately $47.8 million aggregate principal amount of convertible notes at a purchase price of $400 per $1,000 principal amount, for a total cost of approximately $19.1 million (excluding accrued interest and fees and other expenses in connection with the tender offer).

Based on the count by the depositary, approximately $47.8 million aggregate principal amount of convertible notes were properly tendered and not withdrawn in the tender offer. Holders of convertible notes who properly tendered their convertible notes in the tender offer at or below the purchase price will have all of their tendered convertible notes accepted for payment.

The aggregate principal amount of convertible notes that Cell Genesys will purchase represents approximately 40% of its currently outstanding principal amount of convertible notes.

In the tender offer, Cell Genesys offered to purchase, for cash, up to $80 million aggregate principal amount, or up to approximately 67%, of its outstanding convertible notes at a price not greater than $400 nor less than $340, per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase of the convertible notes. The maximum aggregate purchase price for the convertible notes that Cell Genesys sought to purchase in the tender offer was $32 million, plus accrued and unpaid interest.

The dealer manager for the tender offer is Lazard Capital Markets LLC. The depositary for the tender offer is U.S. Bank National Association and the information agent for the tender offer is Georgeson Inc. Holders of convertible notes who have questions about the tender offer may call the information agent at (866) 206-4938. Banks and brokerage firms may call (212) 440-9800.

About Cell Genesys, Inc.

Cell Genesys is a biotechnology company that was focused on the development and commercialization of novel biological therapies for patients with cancer. Cell Genesys is headquartered in South San Francisco, California, and has manufacturing operations in Hayward, California. For additional information, please visit the company’s website at www.cellgenesys.com.

Tender Offer Statement

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell, any securities.

This press release contains “forward-looking statements” that are based on current expectations, estimates, beliefs, assumptions and projections about our business and the tender offer. Words such as “expects,” “anticipates,” “intends,” “targets,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words, and similar expressions, are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Statements made herein other than statements of historical fact, including those statements relating to the tender offer, such as the amount of convertible notes tendered in the tender offer, are forward-looking statements. As forward-looking statements, they are subject to a number of uncertainties that could cause actual results to differ materially from the statements made. Reference is made to discussions about risks that may affect us in our Schedule TO filed with the SEC on November 7, 2008, the section entitled “Risk Factors” under Item 1A of Part II of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, and our current reports on Form 8-K filed on December 3, 2008 and December 9, 2008, respectively. We do not undertake any obligation to update forward-looking statements.